Exhibit 10.16

            FIRST AMENDMENT TO EMPLOYMENT CONTINUITY AGREEMENT

     THIS AMENDMENT made this day of , 1999, between HANNAFORD BROS. CO., a Maine corporation (the "Company") and , of , ("Officer").

     WHEREAS, the Company and the Officer have entered into an Employment Continuity Agreement ("Agreement") dated ; and

     WHEREAS, the parties desire to amend the Agreement (i) to extend from 12 months to 24 months the period, following a change in control, during which the Officer has a right to receive additional compensation and benefits in the event of the Officer's involuntary termination of employment without good cause or voluntary termination of employment for good reason, (ii) to describe the benefit provided under the Nonqualified Savings and Investment Plan, and (iii) to clarify that no benefits are payable upon the Officer's death prior to termination of employment; and

     WHEREAS, Section 9 of the Agreement provides that the Agreement may be amended in writing by the parties;

     NOW,  THEREFORE,   in  consideration  of  the  mutual  promises  and  other
consideration recited in the Agreement, IT IS AGREED:

     1. The terms used in this Amendment shall have the meanings set forth in the Agreement.

     2. The first clause of Section 3 of the Agreement is hereby amended to read as follows:

          "3. RIGHTS UPON INVOLUNTARY TERMINATION OF EMPLOYMENT. If, within twenty-four (24) months after the occurrence of a Change in Control Event, the Company terminates the Officer's employment for any reason other than Good Cause as defined in Paragraph 5, or if the Officer voluntarily terminates employment for Good Reason as defined in Paragraph 4, the Company shall provide the Officer with the following:"

     3. Subsection (c) of Section 3 of the Agreement is hereby amended to read as follows:

          "(c) Immediately upon such termination, the Officer shall be entitled to acceleration of any payments to be made to him under the Hannaford Bros. Co. Deferred Compensation Plan for Officers, the
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     Hannaford Nonqualified Savings and Investment Plan or any other deferred compensation arrangement for his benefit. For purposes of calculating any benefit payable with respect to the Officer under the Hannaford Nonqualified Savings and Investment Plan, his account balance shall be increased by the product of (i) the sum of the matching contributions credited to his account under the Hannaford Nonqualified Savings and Investment Plan and the Hannaford Savings and Investment Plan for his last full month of employment or, if greater, his last full month of employment prior to the Change in Control Event, and (ii) twenty-four (24). Payment under any such plan or arrangement pursuant to this Paragraph 3(c) shall be made in a lump sum within ninety (90) days after the Officer's employment terminates."

     4. Section 5 of the Agreement is hereby amended by revising the heading and adding a new first sentence to read as follows:

          "5. TERMINATION BY REASON OF DEATH OR FOR GOOD CAUSE. Notwithstanding any provision of this Agreement to the contrary, no benefits are payable hereunder upon the Officer's death prior to his involuntary termination of employment pursuant to Paragraph 3 or voluntary termination of employment for Good Reason pursuant to Paragraph 4."

     5.   This amendment shall be effective as of January 1, 1999.


WITNESS                                    HANNAFORD BROS. CO.


                                       By
                                             Its